Exhibit 10.23

THE BOARDWALK

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between BOARDWALK OFFICE ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and ROCKLEY PHOTONICS, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date:	January 11, 2021.

2. Premises: (Article 1) 2.1 Building:	That certain nine (9) story building located at 18565 Jamboree Road, Irvine, California 92612 and comprised of approximately 271,527 RSF of space (“North Building”) and that certain nine (9) story building located at 18575 Jamboree Road, Irvine, California 92612 and comprised of approximately 278,926 RSF of space (“South Building”); the North Building and the South Building are each referred to herein as a “Building” and collectively as the “Buildings” and contain approximately 550,453 RSF of space in the aggregate.

2.2 Premises:	Approximately 5,126 rentable (4,194 usable) square feet (“RSF”) of space located on the third (3rd) floor of the South Building and commonly known as Suite 300, as further depicted on Exhibit A to this Lease.

2.3 Project:	The Premises and Building are a component of a mixed-use project known as “The Boardwalk”, as further set forth in Section 1.1.2 of this Lease and depicted on Exhibit A-1 attached to this Lease.

3. Lease Term (Article 2):

3.1 Length of Term:	Approximately sixty-seven (67) months.

3.2 Lease Commencement Date:	The date that is thirty (30) days following “Substantial Completion” of the “Landlord Work” (as such terms are defined in Section 1.1.4 below), or such earlier date that Substantial Completion of the Landlord Work would have occurred but for any “Tenant Delay(s)” (as such term is defined in Section 1.1.4), which Substantial Completion is anticipated to occur on or around July 15, 2021. Tenant has a right to occupy the Premises from the date (or deemed date) of Substantial Completion of the Landlord Work for a period of thirty (30) days prior to the Commencement Date.

3.3 Lease Expiration Date:	The last day of the month in which the sixty-seventh (67th) month anniversary of the Lease Commencement Date occurs; provided, however, to the extent the Lease Commencement Date occurs on the first day of a calendar month, then the Lease Expiration Date shall be the day immediately preceding the sixty-seventh (67th) month anniversary of the Lease Commencement Date.

3.4 Option Term:	One (1) five (5)-year option to renew, as more particularly set forth in Section 2.3 of this Lease.
4. Base Rent (Article 3):

Lease Months	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot**
1 – 12	$295,257.60	$24,604.80	$4.80
13 – 24	$304,115.33	$25,342.94	$4.94
25 – 36	$313,238.79	$26,103.23	$5.09
37 – 48	$322,635.95	$26,886.33	$5.25
49 – 60	$332,315.03	$27,692.92	$5.40
61 – 67	$342,284.48	$28,523.71	$5.56

*	Subject to abatement pursuant to Section 3.2 of this Lease
**	The amounts identified in the column entitled “Approximate Monthly Rental Rate per Rentable Square Foot” are rounded amounts and are provided for informational purposes only.

5. Advance Rent:	$24,604.80

6. Base Year (Article 4):	Calendar year 2021.

7. Tenant’s Share (Article 4):	Approximately 0.9312%.

8. Permitted Use (Article 5):	Subject to the terms and conditions of this Lease, Tenant shall use the Premises solely for general office use and uses incidental thereto, including the use of up to 1,500 rentable square feet of the Premises for clinical trials and general lab use ancillary to Tenant’s office use (the “Clinical Trial Use”) (collectively, the “Permitted Use”); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, (i) Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) Landlord’s “Rules and Regulations”, as that term is set forth in Section 5.2 of this Lease, (B) all “Applicable Laws”, as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and the “CC&Rs,” as that term is set forth in Section 5.3 of this Lease, and (D) first-class office standards in the market in which the Project is located, and (ii)(A) Landlord makes no representations or warranties regarding Tenant’s ability to use the Premises for the Clinical Trial Use whether such use is permissible under Applicable Laws, (B) Tenant shall be solely responsible for obtaining all necessary approvals prior to using the Premises for the Clinical Trial Use, and shall provide Landlord with evidence of the same upon Landlord’s reasonable request therefor, (C) in no event may any Hazardous Materials be brought to or used within the Premises, Building or Project by Tenant except for Permitted Chemicals and (D) the effectiveness of this Lease and Tenant’s obligations hereunder are in no way contingent upon Tenant’s ability to use the Premises for the Clinical Trial Use, and in the event that such use is not permitted under Applicable Laws at any time prior to the Date of this Lease or during the Lease Term, Tenant shall have no recourse against Landlord in connection therewith.

9. Security Deposit (Article 21):	$31,376.08.

10. Parking Pass Ratio (Article 28):	Subject to the terms and conditions of Article 28 of this Lease, Tenant shall have the right but not the obligation to rent from Landlord twenty (20) unreserved parking passes (based on a ratio of four (4) unreserved passes per 1,000 rentable square feet of the Premises), of which up to two (2) may be rented by Tenant for reserved passes (“Reserved Passes”), subject to availability, in mutually agreeable locations, and the balance of the parking passes shall be for unreserved parking spaces in the Project’s parking structure.

11. Address of Tenant (Section 29.18):	234 E. Colorado Boulevard, Suite 600 Pasadena, California 91101 Attention: Diane Wallace E-mail: Diane.Wallace@rockleyphotonics.com

12. Address of Landlord (Section 29.18):

Boardwalk Office Associates, LLC

c/o Trammell Crow Company

3501 Jamboree Road, Suite 230

Newport Beach, CA 92660

Attention: Tom Bak, Dave Nazaryk, and Chris Tipre

Email: tbak@trammellcrow.com,

dnazaryk@trammellcrow.com,

ctipre@trammellcrow.com

with copies to:	Trammell Crow Company 2100 McKinney Avenue, Suite 800 Dallas, Texas 75201 Attention: Lisa Sher Email: lsher@trammellcrow.com

and:	AEW Capital Management, L.P. Two Seaport Lane Boston, Massachusetts 02110-2021 Attention: General Counsel and CPT Portfolio Manager (separate copies to each)

and with a required copy of any alleged default to:	AEW Capital Management, L.P. 601 S. Figueroa Street, Suite 2150 Los Angeles, CA 90017 Attention: Boardwalk Asset Manager/Lily Kao Email: Lkao@aew.com

and:	Elkins Kalt Weintraub Reuben Gartside LLP 10345 W. Olympic Boulevard Los Angeles, California 90064 Attention: Keith D. Elkins; Matthew J. Mahan Email: kelkins@elkinskalt.com; mmahan@elkinskalt.com

13. Brokers (Section 29.24):	CBRE, Inc., on behalf of Landlord. Raise, on behalf of Tenant.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in Section 1.1.4 below, Tenant shall accept the Premises in its existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.

1.1.2 The Building and the Project. The Premises is a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of a mixed-use project known as “The Boardwalk”. The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking structures and/or facilities and other improvements) upon which the Building, said adjacent parking structure and the Common Areas are located, and (iii) the North Building and the land upon which the North Building is located, and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the Permitted Use and have been provided to Tenant in writing. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant’s rights or access hereunder. Notwithstanding the foregoing, Landlord shall have the right to cause the Common Areas to be maintained and operated by an association (a “Project Association”) pursuant to a declaration or similar instrument for the Project. In such event, the Project Association shall have the right to close temporarily, make alterations or additions to or change the location or elements of the Common Areas in accordance with the terms of this Lease. Except when and where Tenant’s right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Article 2, below.

1.1.4 Landlord Work.

1.1.4.1 Landlord shall, at Landlord’s cost subject to Landlord’s Maximum Contribution set forth in Section 1.1.4.5 below, on a one-time basis only, construct tenant improvements within the Premises in accordance with those plans attached hereto as Exhibit B (collectively, the “Landlord Work”). Landlord shall utilize building standard materials and specifications to the extent not specifically noted on Exhibit B. When the Premises are Ready for Occupancy, Landlord shall deliver the Premises to Tenant vacant and broom clean. The Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Landlord Work as reasonably determined by Landlord’s architect. For purposes of this Lease, “Substantial Completion” of the Landlord Work shall occur upon the completion of construction of the Landlord Work in the Premises pursuant to the plans attached as Exhibit B, as reasonably determined by Landlord’s architect, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Landlord’s contractor. Landlord shall use diligent efforts to cause its contractor to complete any punch-list items identified by Landlord and Tenant within a reasonable time following Substantial Completion of the Landlord Work.

1.1.4.2 In the event Tenant desires to change the Landlord Work (or proposes a change to the Landlord Work that either modifies the scope or the specifications on Exhibit B), then Tenant shall deliver written notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in reasonable detail the changes (the “Tenant Change”) (including a written narrative) that Tenant desires to make to the Landlord Work. Landlord shall, in writing, within five (5) business days of receipt of a Drawing Change Notice either (i) approve the Tenant Change, or (ii) disapprove the Tenant Change and specify in reasonably sufficient detail the reasons for Landlord’s disapproval. For each Tenant Change requested, Landlord shall, at the same time as Landlord’s approval notice for such Tenant Change, submit to Tenant for Tenant’s approval a cost estimate (which shall include a five percent (5%) supervision fee to Landlord in connection therewith) and the amount of Tenant Delay for each Tenant Change, which Tenant shall either approve or disapprove within three (3) business days of receipt from Landlord. Landlord shall not be obligated to proceed with any Tenant Change without written authorization to do so from Tenant (which written authorization, notwithstanding anything to the contrary set forth herein, may be given by Tenant to Landlord via email). Landlord shall notify Tenant at the time Landlord approves the Tenant Change whether Tenant shall be required to remove a particular Tenant Change at the expiration of earlier termination of the Lease, or whether such Tenant Change shall remain on the Premises. Tenant hereby acknowledges and agrees that Landlord shall not be obligated to delay the performance of any of the Landlord Work, even if there is a proposed Tenant Change that might alter the Landlord Work, unless and until such time as there is an approved Tenant Change or Tenant otherwise requests in writing for Landlord to delay performance of the Landlord Work in order to evaluate a potential Tenant Change (in which case any delay resulting therefrom shall constitute a Tenant Delay).

1.1.4.3 The anticipated reasonable, out-of-pocket costs of the Landlord Work resulting from Tenant Changes shall be paid by Tenant to Landlord prior to commencing the Tenant Changes. Any costs resulting from Drawing Change Notices that are not ultimately incorporated as Tenant Changes shall be paid by Tenant within thirty (30) days following written request therefor from Landlord.

1.1.4.4 The Lease Commencement Date and Tenant’s obligation to pay rent for the Premises shall occur as set forth in the Lease. However, if there shall be an actual delay or there are actual delays in the Substantial Completion of the Landlord Work in the Premises as a result of (each, a “Tenant Delay” and, collectively, “Tenant Delays”) Tenant’s failure to approve or disapprove any matter requiring Tenant’s approval, Tenant’s failure to timely pay amounts in excess of Landlord’s Maximum Contribution required under Section 1.1.4.5 below, or any other delay by Tenant or any Tenant Party within the express time periods required herein, any delay caused by a Tenant Change or, following email notice specifying that a Tenant Delay may result from Tenant’s continued actions or failure to act, Tenant’s failure to cease or complete (as the case may be) such actions within one (1) business day after receipt of such email notice, any material interference by Tenant and/or any Tenant Party with the construction of the Landlord Work, then, regardless of the actual date of the Substantial Completion of the Landlord Work in the Premises, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above.

1.1.4.5 Notwithstanding the foregoing or anything to the contrary herein, and except to the extent such costs are incurred as a result of Landlord’s gross negligence or willful misconduct, Tenant shall be responsible for all costs and expenses incurred by Landlord in connection with the Landlord Work to the extent such costs and expenses exceed $51,260 in the aggregate (“Landlord’s Maximum Contribution”), and Tenant shall pay any such excess costs or expenses to Landlord within thirty (30) days following Tenant’s receipt of written demand from Landlord (which demand may be made by Landlord from time to time, including prior to the commencement of the Landlord Work based on Landlord’s reasonable estimate of the cost thereof). Notwithstanding anything to the contrary herein, except to the extent such costs are incurred as a result of Landlord’s gross negligence or willful misconduct or the contractor’s demonstrable errors, in no event shall Landlord be required to incur costs or expenses in connection with the Landlord Work in excess of Landlord’s Maximum Contribution.

1.2 Stipulation of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” and “usable square feet” of the Premises shall be deemed as set forth in Section 2.2 of the Summary and the rentable square feet of the Building shall be deemed as set forth in Section 2.1 of the Summary.

ARTICLE 2

LEASE TERM; LATE DELIVERY OPTION PERIOD; EARLY ACCESS

2.1 Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. For purposes of this Lease, the term “Lease Month” shall mean each succeeding calendar month during the Lease Term; provided that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term and that the last Lease Month shall expire on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Late Delivery. Notwithstanding the foregoing, (i) if the Premises are not Ready for Occupancy by August 31, 2021 (as extended by Tenant Delays and delays caused by Force Majeure) (“Outside Date”) then Tenant shall be entitled, as Tenant’s sole and exclusive remedy, to one (1) day of free Base Rent for each day beyond August 31, 2021 (as extended by Tenant Delays and delays caused by Force Majeure) until the Premises are Ready For Occupancy. Tenant shall commence the regular payment of Base Rent (at the then applicable rates), computed in the way and manner as provided by this Lease, upon the Lease Commencement Date, subject to such credit right.

2.3 Option Term.

2.3.1 Option Right. Landlord hereby grants the tenant originally named herein (the “Original Tenant”) and its “Permitted Transferee Assignee,” as that term is set forth in Section 14.8 of this Lease, one (1) option to extend the Lease Term for the entire Premises by a period of five (5) years (“Option Term”). Such option shall be exercisable only by “Notice” (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, Tenant is not then in monetary or material non-monetary default under this Lease beyond any applicable notice and cure period and (ii) there has been no material adverse change in Tenant’s financial condition during the prior twenty-four (24)-month period, as determined by Landlord in its commercially reasonable discretion. Upon the proper exercise of such option to extend, then the Lease Term, as it applies to the entire Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.3 shall only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Original Tenant and/or its Permitted Transferee Assignee is in occupancy of the entire then-existing Premises.

2.3.2 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Market Rent as set forth below plus all Additional Rent otherwise payable under this Lease (without taking into account any abatement, credit or other reduction in Base Rent or such Additional Rent) (the “Minimum Option Rent”). For purposes of this Lease, the term “Market Rent” shall mean rent (including additional rent), including all escalations, at which tenants, as of the commencement of the applicable Option Term are, pursuant to transactions completed within the twelve (12) months prior to the first day of the applicable Option Term, leasing non-sublease, non-encumbered, non-synthetic, non-equity space (unless such space was leased pursuant to a definition of “fair market” comparable to the definition of Market Rent) in the Project of comparable in size and for a “Comparable Term,” as that term is defined in this Section 2.3.2 (such transactions, “Comparable Deals”). If no such transactions have been completed at the Project during such twelve (12) month period, then “Comparable Deals” would include transactions (as described above) at “Comparable Projects”, as that term is defined in this Section 2.3.2 (provided, however, in such event the Market Rent shall be increased to account for any rental premium then being received by Landlord with respect to lease transactions at the Project specifically, as compared to the rents being received by other landlords, or Landlord, with respect to Comparable Deals at Comparable Projects, and Market Rent would also be adjusted to give appropriate consideration to the amenities and services that are available to the Premises as being a part of the Project, including, without limitation, the parking facilities). The term “Comparable Term” shall refer to the length of the lease term, without consideration of options to extend such term, for the space in question. In addition, the determination of the Market Rent shall include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations during any Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Deals upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The term “Comparable Projects” shall mean the Project and other first-class institutionally-owned mixed-use projects which are comparable to the Project in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the Premises in question), quality of construction, level of services and amenities (including the type (e.g., surface, covered, subterranean) and amount of parking), size and appearance, and are located in the Orange County Airport area (the “Comparable Area”).

2.3.3 Exercise of Option. The option contained in this Section 2.3 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.3. Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than twelve (12) months nor less than six (6) months prior to the expiration of the initial Lease Term, stating that Tenant is exercising its option. Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”). Landlord shall deliver notice (the

“Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice and Tenant’s Option Rent Calculation, stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”). Within thirty (30) days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. For all purposes of this Lease, a “Business Day” means any day other than a Saturday, Sunday or legal holiday in Orange County, California. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure set forth in Section 2.3.4 below, and the Market Rent shall be determined in accordance with the terms of Section 2.3.4 below.

2.3.4 Determination of Market Rent. In the event Tenant objects or is deemed to have objected to the Market Rent determination of Landlord, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection or deemed objection to the Landlord’s Option Rent Calculation (the “Outside Agreement Date”), then, within two (2) Business Days following such Outside Agreement Date, (x) Landlord may reestablish the Landlord’s Option Rent Calculation by delivering written notice thereof to Tenant, and (y) Tenant may reestablish the Tenant’s Option Rent Calculation by delivering written notice thereof to Landlord. If Landlord and Tenant thereafter fail to reach agreement within seven (7) Business Days of the Outside Agreement Date, then in connection with the Option Rent, Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation, each as most recently delivered to the other party pursuant to the TCCs of this Section 2.3, shall be submitted to the “Neutral Arbitrator,” as that term is defined in Section 2.3.4.1 of this Lease, pursuant to the TCCs of this Section 2.3.4. The submittals shall be made concurrently with the selection of the Neutral Arbitrator pursuant to this Section 2.3.4 and shall be submitted to arbitration in accordance with Section 2.3.4.1 through 2.3.4.5 of this Lease, but subject to the conditions, when appropriate, of Section 2.3.3.

2.3.4.1 Landlord and Tenant shall mutually, reasonably appoint one (1) arbitrator who shall by profession be a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of first-class, institutionally-owned, commercial properties in the Comparable Area (the “Neutral Arbitrator”). The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation, each as submitted to the Neutral Arbitrator pursuant to Section 2.3.4, above, is the closest to the actual Market Rent as determined by such Neutral Arbitrator, taking into account the requirements of Section 2.3.2 of this Lease. Such Neutral Arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Neither the Landlord or Tenant may, directly or indirectly, consult with the Neutral Arbitrator prior to or subsequent to his or her appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.3.4.2 The Neutral Arbitrator shall, within thirty (30) days of his/her appointment, reach a decision as to Market Rent and determine whether the Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation, each as submitted to the Neutral Arbitrator pursuant to Section 2.3.4, above, is closest to Market Rent as determined by such Neutral Arbitrator and simultaneously publish a ruling (“Award”) indicating whether Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation is closest to the Market Rent as determined by such Neutral Arbitrator. Following notification of the Award, the Landlord’s Option Rent Calculation or Tenant’s Option Rent Calculation, whichever is selected by the Neutral Arbitrator as being closest to Market Rent, shall become the then Market Rent used to establish the Option Rent.

2.3.4.3 The Award issued by such Neutral Arbitrator shall be binding upon Landlord and Tenant.

2.3.4.4 If Landlord and Tenant fail to appoint the Neutral Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, either party may petition the presiding judge of the Superior Court of Orange County to appoint such Neutral Arbitrator subject to the criteria in Section 2.3.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Neutral Arbitrator.

2.3.4.5 The cost of arbitration shall be paid by Landlord and Tenant equally.

2.4 Early Access.

2.4.1 Subject to the terms and conditions of this Section 2.4, Tenant may:

2.4.1.1 enter the Premises at least fifteen (15) days prior the Substantial Completion of the Landlord Work for the sole purpose of installing Tenant’s furniture, fixtures and equipment therein; provided, however, that Tenant shall only be permitted to enter such portions of the Premises, and at such times, as Landlord reasonably determines will not interfere with the performance of the Landlord Work; and

2.4.1.2 enter the Premises for a period of thirty (30) days from the date (or deemed date) of the Substantial Completion of the Landlord Work to the Commencement Date.

2.4.2 Notwithstanding the foregoing, in no event shall Tenant have the right to enter the Premises until such time as Tenant has delivered to Landlord all monetary amounts due upon execution of this Lease and provided Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to the provisions of this Lease. All of the provisions of this Lease shall apply to Tenant during any early entry, including, without limitation, the indemnities set forth in this Lease and Tenant’s obligation to not interfere with the performance of the Landlord Work, but excluding only the obligation to pay Base Rent and Operating Expenses until the Commencement Date has occurred, whereupon Base Rent and Operating Expenses shall immediately commence (except as otherwise expressly provided herein). During any such early entry, Landlord shall not be responsible for any loss, including theft, damage or destruction, to any work or material installed or stored by Tenant at the Premises or for any injury to Tenant or any Tenant Parties (defined below). Landlord shall have the right to post appropriate notices of non- responsibility in connection with any early entry by Tenant.

ARTICLE 3

BASE RENT

3.1 In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except where expressly provided in this Lease, and shall not be excused from paying any rent due hereunder for any reason whatsoever, except as expressly set forth to the contrary in this Lease. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Month. The parties acknowledge, however, that Tenant shall pay Base Rent for each “calendar month” of the Lease Term (or a prorated portion of a “calendar month”, as applicable), even though the first “Lease Month” may pertain to a period longer than one (1) calendar month. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abated Base Rent. Provided that no event of default is occurring during the seven (7) month period commencing on the first (1st) day of the first (1st) full calendar month of the Lease Term and ending on the last day of the seventh (7th) full calendar month of the Lease Term (the “Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Base Rent Abatement Period (the “Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Base Rent Abatement equals One Hundred Seventy-Two Thousand Two Hundred Thirty-Three and 60/100 Dollars (i.e., $24,604.80 per month). Tenant acknowledges and agrees that during the Base Rent Abatement Period, such abatement of Base Rent for the Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Base Rent Abatement. Additionally, Tenant shall be obligated to pay all “Additional Rent” (as that term is defined in Section 4.1 of this Lease) during the Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in default under this Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease, is terminated for any reason other than Landlord’s breach of this Lease, then the dollar amount of the unapplied portion of the Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full. The foregoing Base Rent abatement right set forth in this Section 3.2 shall be personal to the Original Tenant, and shall only apply to the extent that the Original Tenant (and not any assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) is the Tenant under this Lease during such Base Rent Abatement Period.

3.3 Rents. It is intended that all rent payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). If Landlord, in its reasonable discretion, determines that there is any risk that all or part of any rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations, Tenant agrees to cooperate with Landlord by entering into such amendment or amendments to this Lease as Landlord reasonably deems necessary to qualify all rent as “rents from real property”; provided, however, that any adjustments required under this section shall be made so as to produce the substantially equivalent (in economic terms) rent as payable before the adjustment. Anything contained in this Lease to the contrary notwithstanding, the average of the fair market values of the items of personal property that are leased to Tenant under this Lease at the beginning and at the end of any fiscal year, if any, shall not exceed fifteen percent (15%) of the average of the aggregate fair market value of the Premises and such personal property at the beginning and at the end of such fiscal year. This section is intended to ensure that the rent under this lease qualifies as “rents from real property” within the meaning of Section 856(d) of the Code and shall be interpreted in a manner consistent with such intent.

ARTICLE 4

ADDITIONAL RENT

4.1 In General. In addition to paying the Base Rent specified in Article 3 of this Lease, effective as of the first day of the thirteenth (13th) full calendar month of the Lease Term Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any “Expense Year” (as that term is defined in Section 4.2.3, below) below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the parties hereby acknowledge that the first monthly installment of Tenant’s Share of any “Estimated Excess,” as that term is set forth in, and pursuant to the terms and conditions of, Section 4.4.2 of this Lease, shall first be due and payable for the calendar month occurring immediately following the expiration of the Base Year. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the period set forth in Section 6 of the Summary.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Building, the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (but excluding the cost of electricity, gas, water and sewer services consumed in the Premises and the premises of other tenants of the Building and any other buildings in the Project (since Tenant is separately paying for the cost of electricity, gas, water and sewer services pursuant to Section 6.1.2 of the Lease)), the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of “Senior Asset Manager”) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and re-roofing; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the “Interest Rate,” as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then- current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date, (E) which are required in order for the Project, or any portion thereof, to obtain or maintain a certification under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”), or other applicable certification agency in connection with Landlord’s sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time), or (F) that relate to the safety or security of the Project; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over the shorter of (X) seven (7) years, (Y) its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied, or (Z) with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project; (xvi) insurance endorsements applicable to green buildings, including (without limitation) coverage in order to repair, restore, replace and re-commission the Building for certification or recertification in accordance with standards applicable to the U.S. Environmental Protection Agency’s ENERGY STAR rating, the U.S. Green Building Council’s LEED Green Building Rating System, the Building Owners and Managers Association (BOMA) International’s 360 Performance Program or any comparable rating, certification or performance program now or hereafter in existence (“Third Party Sustainability Standards”) (without hereby obligating Landlord to seek such certification) or support achieving energy and carbon reduction targets; (xvii) the cost of sustainability and energy management services including all costs of applying, reporting and commissioning the Building or any part thereof to seek certification under any Third Party Sustainability Standard applicable to the Building as in effect from time to time; (xviii) all costs of maintaining, managing, reporting, commissioning, and re-commissioning the Building or any part thereof that is rated, certified or otherwise labeled under any Third Party Sustainability Standard applicable to the Building; and (xix) costs of any additional services not provided to the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Project. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else (except to the extent of deductibles), and electric power costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(f) amount paid as ground rental for the Project by the Landlord;

(g) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(h) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(i) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(j) any costs expressly excluded from Operating Expenses

elsewhere in this Lease;

(k) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Projects, with adjustment where appropriate for the size of the applicable project;

(l) costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; and

(m) costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs. In no event shall each of the components of Direct Expenses for any Expense Year related to utility costs, Tax Expenses, Project services costs or Project insurance costs be less than each of the corresponding components of Direct Expenses related to such utility costs, Tax Expenses, Project services costs and Project insurance costs in the Base Year. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses. In the event Landlord incurs, subsequent to the Base Year, costs or expenses associated with or relating to separate items or categories or subcategories of Direct Expenses which were not part of Direct Expenses during the entire Base Year, Direct Expenses for the Base Year shall be deemed to be increased by the amount Landlord would have otherwise incurred during the Base Year with respect to such costs and expenses had such separate items or categories or subcategories of Direct Expenses been incurred in Direct Expenses during the entire Base Year.

4.2.5 Taxes.

4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Building and the parking structure serving the Building are located).

4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as an increase in Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.2, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an event of default by Tenant under this Lease. Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.

4.2.5.4 Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual maximum allowable increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.5.1 through 4.2.5.3, above.

Notwithstanding anything to the contrary in this Lease, for the purposes of calculating Tenant’s Tax Expenses in the Base Year, if the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year, Landlord will make an appropriate adjustment to Tax Expenses in the Base Year to determine the amount of Tax Expense that would have been incurred had the Project been ninety-five percent (95%) occupied and fully assessed for all real estate taxes (including base, core and shell and interior improvements).

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 7 of the Summary.

4.3 Allocation of Direct Expenses.

4.3.1 Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.

4.3.2 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in general major categories the Direct Expenses incurred or accrued for the particular Expense Year, and which shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, the overpayment may be retained by Landlord to be credited and applied by Landlord to the next due installments of Tenant’s Share of Estimated Excess, or as to the final Lease Year, provided Tenant is not in default, else not until any such default has been cured, Landlord will refund such excess to Tenant within thirty (30) days following expiration of the Term of this Lease. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Landlord’s Records. Upon Tenant’s written request given not more than ninety (90) days after Tenant’s receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not a component thereof is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation pertaining to the calculation of the Excess set forth in the Statement as Tenant may reasonably request. Landlord shall provide said documentation pertaining to the relevant Excess to Tenant within sixty (60) days after Tenant’s written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “Audit Period”), if Tenant disputes the amount of the Excess set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting and/or lease administration services to Tenant and shall not have provided primary accounting and/or lease administration services to Tenant in the past three (3) years, (C) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit], and (D) shall not currently or in the future be providing accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of similar expense records), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord’s records with respect to the Excess set forth in the Statement at Landlord’s corporate offices, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), (ii)Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant’s certified public accounting firm must agree in advance to follow Landlord’s reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant’s certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant’s failure to audit the amount of the Excess set forth in any Statement within the Audit Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Excess, an audit to determine the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such audit by the Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than seven percent (7%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 8 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s reasonable discretion.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant shall not allow the occupancy density within the Premises to regularly exceed a ratio of five (5) persons per each 1,000 rentable square feet of the Premises. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose (1) contrary to the rules and regulations promulgated by Landlord from time to time (“Rules and Regulations”), the current set of which (as of the date of this Lease) is attached to this Lease as Exhibit D; (2) in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; or (3) in violation of any exclusive use now or hereafter in effect of which Landlord has given Tenant written notice (including, without limitation, the exclusive uses described on Exhibit F attached hereto). Tenant shall not bring upon the Premises or any portion of the Building or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same. Notwithstanding the foregoing, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant’s business. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s sustainability practices or the certification of the Building issued pursuant to any Third Party Sustainability Standard applicable to the Building at any time as determined by Landlord.

5.3 CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project, any requirements associated with any entitlements or other approvals with respect to the Building or the Project. Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the “CC&Rs”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. As part of Operating Expenses (except as otherwise expressly stated herein), Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to reasonable changes implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday, and 9:00 A.M. to 1:00 P.M. Saturday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”).

6.1.2 Landlord shall provide electrical wiring and facilities and power for normal general office use as determined by Landlord. Landlord shall designate the utility provider from time to time. Landlord reserves the right to change electricity providers at any time and to purchase green or renewable energy. Tenant shall be required to submit to Landlord electricity consumption data in a format deemed reasonably acceptable by Landlord.

6.1.3 As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.5 Landlord shall provide customary weekday janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises in accordance with Landlord’s sustainability practices and window washing services in a manner consistent with other Comparable Buildings.

6.1.6 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install a server room in the Premises, without the prior written consent of

Landlord, which shall not be unreasonably withheld, conditioned or delayed. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease except as otherwise expressly provided in Section 6.4 or elsewhere in the Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, or for any consequential damages suffered by Tenant, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Sharing Sustainability Information. Each party shall provide the other party, upon request made from time to time, with such information about the base building (in the case of a request made to Landlord) or of the Premises (in the case of a request made to Tenant) as may be in the possession of the party of whom the request is made or of its architects, engineers or other consultants as may be applicable to determining or maintaining the sustainability of the Building and/or the Premises. This information may include, but shall not be limited to, information provided to the U.S. Green Building Council or the Green Building Initiative, or their affiliates or subsidiaries, or any comparable third-party certification agencies now or hereafter in existence, to substantiate any third-party rating. In addition, Tenant shall also provide energy, water, and waste data to the Landlord for reporting to such voluntary sustainability surveys such as GRESB or other industry-driven organization assessing real estate sustainability performance. Each party shall hold the information so received from the other party as confidential except for its limited use to evidence compliance with any sustainability standard. A party shall not use, nor allow any of its parent, subsidiary or affiliated entities or architects, engineers, other consultants or advisors, subtenants, assignees or others claiming by or through that party to use, any of such information to challenge any sustainability score, rating, certification or other approval granted by any third party.

6.5 Sustainability. (a) Landlord may, from time to time, decide to develop, maintain and/or operate the Building in accordance with third-party accreditations, ratings or certifications that relate to sustainability issues, energy efficiency or other comparable goals, including (without limitation) Third Party Sustainability Standards. Should Landlord make such a decision Tenant shall reasonably cooperate with Landlord’s efforts in that regard. Such cooperation shall include, without limitation, providing Landlord with information within fourteen (14) days after a request is made about Tenant’s occupancy as may be required by any such third- party agency, such as staffing levels, hours of operation, utility usage, commuting patterns (to the extent reasonably determinable), cleaning methods, build-out materials and techniques, furniture, fixtures and equipment inventories, and other purchasing information, subject to Section 6.6 below. The foregoing provisions shall apply whether Landlord affirmatively seeks an accreditation, rating or certification under a Third Party Sustainability Standard and to thereafter maintain the accreditation, rating or certification, or to operate voluntarily in accordance with some or all of such Third Party Sustainability Standards but without formally obtaining the accreditation, rating or certification.

(b) The parties hereto agree to comply with all mandatory and voluntary energy, water or other conservation controls or requirements applicable to office buildings issued by the federal, state, county, municipal or other applicable governments, or any public utility or insurance carrier including, without limitation, controls on the permitted range of temperature settings in office buildings or requirements necessitating curtailment of the volume of energy consumption or the hours of operation of the Building. Any terms or conditions of this Lease that conflict or interfere with compliance by Landlord with such controls or requirements shall be suspended for the duration of such controls or requirements. It is further agreed that compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement or reduction of any rent payable hereunder.

(c) Landlord may, at any time, install separate metering for the Premises or for any specific use within the Premises (including, without limitation, Tenant’s information technology equipment) for electricity, water, gas, steam, or other utility usage. Such separate metering may be a direct meter, a submeter, a check meter. Any meter so installed may, at Landlord’s option, be a “smart meter”. The cost of installation shall be a capital expense that is included in Operating Expenses on an amortized basis over the expected useful life of the meter. If such a meter is installed, Tenant shall pay for the consumption shown on the meter plus any fee applicable to reading the meter, either directly to the third-party utility provider in the case of a direct meter or to Landlord in the case of a submeter or check meter, and Tenant shall report to Landlord Tenant’s usage as measured by the meter. If such a meter is installed, Tenant shall thereafter not be charged as an Operating Expenses for any other tenant’s use of that utility in the other tenant’s own premises, but shall still be charged its pro rata share for the consumption of that utility in any part of the Building that is not leased to another tenant. Landlord’s property manager shall act as Tenant’s primary contact for sustainability related matters.

6.6 Privacy Standards. Landlord hereby acknowledges that Tenant may be required by Applicable Laws to safeguard “protected health information” (“PHI”), as defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 160 and 45 C.F.R Part 164 (the “Privacy Standards”), of its patients in accordance with the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act (“HIPAA”), from any intentional or unintentional disclosure in violation of the Privacy Standards. The parties agree that nothing in this Lease shall create a “business associate” relationship between Landlord and Tenant, as defined by the Privacy Standards

ARTICLE 7

REPAIRS

7.1 Landlord shall maintain in good condition and operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure (as opposed to roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, men’s and women’s washrooms, Building mechanical, electrical and telephone closets, and all common and public areas servicing the Building, including the parking areas, landscaping and exterior Project signage (collectively, “Building Structure”) and the Base Building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by Tenant Parties (collectively, the “Building Systems”) and the Common Areas.

7.2 Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent caused due to Tenant’s use of the Premises for other than normal and customary business office operations, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS/BS Exception”). Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, and the floor or floors of the Building on which the Premises is located, in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant’s failure to repair within five (5) days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. All repair and maintenance performed by Tenant in the Premises shall be performed by contractors or workmen designated or approved by Landlord and must comply with Landlord’s sustainability practices, including any third-party rating system concerning the environmental compliance of the Building or the Premises, as the same may change from time to time. Tenant is responsible for reporting lighting purchases to Landlord in a format suitable to Landlord.

7.3 Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) Business Days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the TCCs of Section 8.5 of this Lease. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in compliance with any and all Applicable Laws and pursuant to a valid building permit, issued by the City of Irvine, all in conformance with Landlord’s construction rules and regulations (and pursuant to plans and specifications that have been approved in advance by Landlord in writing). If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. Since all or a portion of the Project is or may become in the future certified under the LEED rating system (or other applicable certification standard) (all in Landlord’s sole and absolute discretion), Tenant expressly acknowledges and agrees that without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord shall have the right to withhold its consent to any proposed Alteration in the event that such Alteration is not compatible with such certification or recertification of the Project under such LEED rating system (or other applicable certification standard). The “Base Building” shall include the structural portions of the Building, and the public restrooms not located within or exclusively serving the Premises, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises is located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall retain any union trades to the extent designated by Landlord. Further, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Irvine in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and as a condition precedent to the enforceability and validity of Landlord’s consent, Tenant shall deliver to Landlord reproducible copies of the “as built/record” drawings for the Alterations, in .pdf format, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. With respect to payments to be made to Tenant’s contractors for any Alterations, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. In addition, in connection with all Alterations, Tenant shall pay Landlord an oversight fee equal to four percent (4%) of Tenant’s out- of-pocket costs of the work, and reimburse Landlord for Landlord’s reasonable, actual, out-of- pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, including without limitation the commercial general liability insurance limits per applicable construction trade as set forth on Exhibit H attached hereto and made a part hereof, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant’s removable trade fixtures, furniture or non-affixed office equipment), from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the “Improvements” (as that term is defined in Section 1 of the Work Letter) to be constructed in the Premises pursuant to the TCCs of the Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations or improvements in the Premises (including, without limitation, the Improvements), and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard improved condition as determined by Landlord; provided, however, if, in connection with its notice to Landlord with respect to any such Alterations, (x) Tenant requests Landlord’s decision with regard to the removal of such Alterations, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Alterations, then Tenant shall not be required to so remove such Alterations; provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within ten (10) Business Days following Landlord’s receipt of such request from Tenant with respect to Alterations, fails to address the removal requirement with regard to such Alterations, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Alterations. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and/or to return the affected portion of the Premises to a building standard improved condition as determined by Landlord, then at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, and/or (B) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, any Project Association, and their respective partners and subpartners, and each of their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (a) any causes in, on or about the Premises; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Project (collectively, “Tenant Parties”); (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (g) the placement of any personal property or other items within the Premises. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. Except to the extent caused by Tenant’s or any Tenant Parties’ negligence or willful misconduct, subject to Section 10.5 below (and the other limitations on Landlord’s liability expressly set forth in this Lease), Landlord hereby agrees to indemnify, protect, defend and hold harmless Tenant Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) resulting from actual or threatened claims by third parties arising in connection with the negligence, or willful misconduct of the Landlord Parties. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with Landlord’s insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1 Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Project and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following:

Bodily Injury and Property Damage Liability	$2,000,000 per occurrence and $2,000,000 general aggregate
Personal Injury and Advertising Liability	$2,000,000 per occurrence and $2,000,000 general aggregate
Tenant Legal Liability/Damage to Rented Premises Liability	$2,000,000 each occurrence
Umbrella Liability (Excess Liability)	$5,000,000.00 per occurrence

10.3.2 Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Improvements, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all Alterations performed in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains, and (c) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Act of 2002 (Pub. L. 107-297, 116 Stat. 2322), the Terrorism Risk Insurance Program Reauthorization Act of 2005 (Pub. l. 109-144), and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Pub. L. 110-160, 121 Stat. 183), any successor statute or regulation, or is otherwise available at commercially reasonable rates).

10.3.2.1 Increase in Project’s Property Insurance. Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises.

10.3.2.2 Property Damage. Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures, Improvements, Original Improvements and Alterations.

10.3.2.3 No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.3.2.4 Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other (and Tenant hereby waives its rights and claims against any Project Association) for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective “all risk” property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.2.4 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys’ fees) arising out of, resulting from, or relating to, such failure.

10.3.3 Business Income Interruption for one (1) year plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4 Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5 Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-X (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise acceptable to Landlord and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver said policy or policies or certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) Business Days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord.

10.6 Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements at least seven (7) Business Days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a “Third Party Contractor”). All such insurance shall (a) name Landlord as an additional insured under such party’s liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord’s minimum insurance requirements, including, without limitation, the insurance limits set forth on Exhibits H and I attached hereto.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. If the Base Building or any Common Areas serving or providing access to the Premises shall be damaged by a fire or any other casualty (collectively, a “Casualty”), Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Tenant shall promptly notify Landlord upon becoming aware of the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage. Upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and the Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the Casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, whether or not the Premises is affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies; (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within two hundred seventy (270) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within the period of time originally estimated by Landlord, Tenant shall have the right to terminate this Lease during the first five (5) Business Days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) Business Days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) Business Days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) Business Days. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by Casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease; (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and, (d) as a result of the damage to the Project, Tenant does not occupy or use the Premises at all. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

11.4 Event of Casualty. Tenant hereby acknowledges and agrees that a Casualty shall occur only where the physical or structural integrity of the Premises or Building has been damaged or destroyed, and that a Casualty shall in no event occur as a result of (i) a governmentally mandated closure of the Premises, Building and/or Project and/or of Tenant’s business for the purpose of protecting public health and safety (including, without limitation, to protect against acts of war or the spread of communicable diseases or infestations), or (ii) Tenant’s inability to use the Premises or any other space leased by Tenant from Landlord at the Project, to the extent such space remains undamaged by any Casualty.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord (or any Project Association) shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired (and suitable reasonable alternative access is not available), in each case for a period in excess of ninety (90) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of ninety (90) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking. Tenant hereby acknowledges and agrees that a governmentally mandated closure of the Premises, Building and/or Project and/or of Tenant’s business for the purpose of protecting public health and safety (including, without limitation, to protect against acts of war or the spread of communicable diseases or infestations) shall not constitute a temporary Taking for “public use” entitling Tenant to an abatement of Rent, award or any other remedy under this Lease, at law or in equity.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, or would be a significantly less prestigious occupant of the Building than Tenant;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease or will cause the Building or any part thereof not to conform with the environmental and green building clauses in this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice; or

14.2.8 The Transferee does not intend to occupy the entire Premises and conduct its business therefrom for a substantial portion of the term of the Transfer.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, and (iii) any brokerage commissions in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to Transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring

Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the greater of (1) the Net Worth of Original Tenant on the date of this Lease, and (2) the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP

AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, in addition to Tenant’s obligations under Section 29.32, below, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, such removal to be performed in an environmentally sustainable manner including recycling or re-use in accordance with LEED-EB and O&M sustainability practices and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate of one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (with a full month of holdover rent to be payable with respect to each calendar month, or portion thereof, of any holdover period, without proration for any partial month). Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case damages in any action to recover possession of the Premises shall be calculated at a rate equal to the greater of (i) one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) or (ii) the fair market rental rate for the Premises as of the commencement of such holdover period with a full month of holdover rent to be payable with respect to each calendar month, or portion thereof, of any hold over period, without proration for any partial month). Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within ten (10) days after receipt of written notice said amounts are due; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of sixty (60) days after written notice thereof from Landlord to Tenant; or

19.1.3 To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4 Abandonment or vacation of all or a substantial portion of the Premises by Tenant; or

19.1.5 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) Business Days after notice from Landlord; or

19.1.6 Tenant’s failure to occupy the Premises within ten (10) Business Days after the Lease Commencement Date.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 9 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Article 21, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1 Identification Signage. Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program.

23.2 Building Directory. A building directory is located in the lobby of the Building. Tenant shall have the right, at Tenant’s sole cost and expense, to designate one (1) name strip on such directory, and any subsequent changes to Tenant’s name strip shall be at Tenant’s sole cost and expense following Tenant’s receipt of Landlord’s consent thereto (which consent may be withheld in Landlord’s sole and absolute discretion).

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.4 Compliance. Notwithstanding anything to the contrary herein, all of Tenant’s signage must strictly comply with the requirements of the Irvine Signage Supplemental Use District and other applicable provisions of the municipal code of the City of Irvine, as well as the Project’s standard signage program and all Applicable Laws, and shall be subject in all respects to Landlord’s prior written approval.

ARTICLE 24

COMPLIANCE WITH LAW

Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Section 4.2.4 above. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction- related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental or quasi-governmental rule, regulation, directive or requirement (whether at the federal, State, County or municipal level) now in force or which may hereafter be enacted or promulgated (including, without limitation, any such governmental regulations related to disabled access, any matters of record pertaining to the Building or the Project, and any requirements associated with any entitlements or other approvals with respect to the Building or the Project (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant’s use of the Premises, (ii) the Alterations or the Original Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Original Improvements, or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) Business Days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the “Interest Rate.” For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus eight (8) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Tenant shall be entitled but not obligated to rent from Landlord, on a monthly basis throughout the Lease Term, commencing on the Lease Commencement Date, the amount of unreserved parking passes (and, if elected, up to the number of Reserved Passes) set forth in Section 10 of the Summary (collectively, “Tenant’s Parking Passes”), which parking passes shall pertain to the Project’s parking structure. All of Tenant’s Parking Passes (including, without limitation, the Reserved Passes if applicable), shall be provided within the Project parking facility on a monthly basis, and Tenant shall have the right to increase or decrease the number of any Reserved Passes which Tenant elects to rent, up to the maximum number of such passes set forth in Section 10 of the Summary, upon at least thirty (30) days’ prior written notice to Landlord. Tenant shall pay Landlord (or its designee) for the parking passes it elects to rent on a monthly basis at the following monthly parking rates during the initial Lease Term: (i) $75.00 for unreserved parking passes and (ii) $150.00 for Reserved Passes. Following the initial Lease Term, Tenant shall pay to Landlord (or its designee) for the parking passes Tenant elects to rent on a monthly basis at the prevailing rate charged by Landlord from time to time at the location of such parking passes. In addition to any fees that may be charged to Tenant in connection with its parking of automobiles in the Project parking structure, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by

Landlord or any Project Association, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording or Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain or shortages in services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, pandemics, epidemics and wide-spread public health emergencies, eviction moratoria, delays in providing utilities caused by the applicable utility provider, governmental orders and directives and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. For the avoidance of doubt, in no event shall Force Majeure excuse the timely acceptance of the Premises by Tenant or delay the Commencement Date.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally. Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Sections 11 and 12 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

29.29 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.32 Communications and Computer Lines. (a) Tenant may install, maintain, replace, remove or use any telecommunications or computer wires, cables, equipment, plans, specifications or drawings or any equipment related thereto (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use Landlord’s designated contractor for provision of cabling and riser management services (or, if Landlord does not have a designated contractor, then an experienced and qualified contractor reasonably approved in writing by Landlord), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition.

(b) Landlord shall have no obligations or liability whatsoever to Tenant with respect to the provision of Lines to the Premises, provided Landlord shall reasonably cooperate with Tenant to secure such Lines to the Premises. None of Landlord’s approval of, or requirements concerning, any Lines, Tenant’s telecommunications provider or Tenant’s and/or Tenant’s telecommunications provider’s contractors or subcontractors, shall be deemed a warranty as to the adequacy, suitability, competence or financial strength thereof, and Landlord hereby disclaims any responsibility or liability for the same. Further, Landlord makes no representation to Tenant regarding the condition, security, availability, competence, financial strength or suitability for Tenant’s purposes of any Lines or telecommunications services presently located within the Building, and Tenant hereby acknowledges that Landlord shall have no obligation or liability and hereby waives any claim against Landlord for any damages or problems in the event that Tenant’s telecommunications services, or Lines are in any way inadequate, do not satisfy Tenant’s requirements, are interrupted, curtailed, discontinued, disconnected, terminated, damaged or otherwise interfered with, or fail, except to the extent caused by the gross negligence or willful misconduct of Landlord, its employees or agents. Tenant’s use of a telecommunications provider shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed.

29.33 Hazardous Substances.

29.33.1 Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents (for the avoidance of doubt excluding blood samples and potentially infectious material which is regulated by the Tenant in accordance with Occupational Safety and Health Administration’s regulations and bloodborne pathogen standards) and chemicals which may cause adverse health effects, including but not limited to, cancers and/or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi- governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2 Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease.

29.33.3 Tenant represents and warrants that, except for Permitted Chemicals, it will not use, store or dispose of any Hazardous Materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of blood samples and potentially infectious material which is regulated by the Tenant in accordance with Occupational Safety and Health Administration’s regulations and bloodborne pathogen standards), commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws. Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant’s control.

29.33.4 Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.33.5 Indemnification. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.

29.33.6 Environmental Disclosure. Attached hereto as Exhibit G is a disclosure statement regarding the Premises, Building and Project.

29.34 Development of the Project.

29.34.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.34.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.34.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

29.35 Water Sensors. Tenant shall, at Tenant’s sole cost and expense, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as “Water Sensors”). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the “Sensor Areas”). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord’s sole and absolute discretion. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant’s sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant, at Tenant’s sole cost and expense, to remove all Water Sensors installed by Tenant, and repair any damage caused by such removal; provided, however, if the Landlord does not require Tenant to remove the Water Sensors as contemplated by the foregoing, then Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party). If Tenant is required to remove the Water Sensors pursuant to the foregoing and Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Water Sensors, Landlord may do so and may charge the cost thereof to Tenant.

29.36 No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.37 Utility Billing Information. In the event that Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third- party provider thereof (all in Landlord’s sole and absolute discretion), Tenant shall promptly, but in no event more than five (5) Business Days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice. Tenant acknowledges that pursuant to Applicable Laws, Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.37 shall survive the expiration or earlier termination of this Lease.

29.38 Recycling and Waste Management. Tenant covenants and agrees, at its sole cost and expense: (a) to comply with all present and future laws, orders and regulations of the Federal, State, county, municipal or other governing authorities regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (b) to comply with Landlord’s recycling policy as part of Landlord’s sustainability practices where it may be more stringent than applicable law; and (c) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section. Tenant shall provide Landlord annually or at such other times as Landlord may reasonably request with waste manifests for all waste that left the Building under Tenant’s control.

29.39 Landlord’s Lien. To secure the payment of all rent and other sums of money due and to become due hereunder and the faithful performance of this Lease by Tenant, Tenant hereby gives to Landlord an express first and prior contract lien and security interest on all property now or hereafter acquired (including fixtures, equipment, chattels, and merchandise) which may be placed in the Premises and also upon all proceeds of any insurance which may accrue to Tenant by reason of destruction of or damage to any such property. Such property shall not be removed from the Premises without the prior written consent of Landlord until all arrearages in rental and other sums of money then due to Landlord hereunder shall first have been paid. All exemption laws are hereby waived in favor of said lien and security interest. This lien and security interest is given in addition to Landlord’s statutory lien and shall be cumulative thereto. Landlord shall, in addition to all of its rights hereunder, also have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State in which the Premises is located. To the extent permitted by law, this Lease shall constitute a security agreement under Article 9 of the California Uniform Commercial Code.

29.40 Open-Ceiling Plan. In the event that the Premises has an “open ceiling plan”, then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof) (as applicable, the “Penetrating Work”), as Landlord may determine in Landlord’s reasonable discretion and with no approval rights being afforded to Tenant with respect thereto; provided, however, that any such Penetrating Work shall be performed upon reasonable prior notice to Tenant (except in the case of an emergency) and in accordance with commercially reasonable practices. Since Tenant is anticipated to be occupying the Premises at the time the Penetrating Work is being performed, Landlord agrees that it shall (and shall cause third parties to) use commercially reasonable efforts to perform the Penetrating Work in a manner so as to attempt to minimize interference with Tenant’s use of the Premises, including by performing such Penetrating Work outside of normal Building Hours. Landlord shall take reasonable steps to protect Tenant’s employees and property during the performance of the Penetrating Work. Except as otherwise set forth in this Lease, Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the performance of any such Penetrating Work, Tenant hereby agrees that the performance of such Penetrating Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. In addition, Tenant hereby agrees to promptly and diligently cooperate with Landlord and any of the third parties performing the Penetrating Work in order to facilitate the applicable party’s performance of the particular Penetrating Work in an efficient and timely manner.

29.41 OFAC/Patriot Act Compliance. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that it is not a person and/or entity with whom United States persons are restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading with the Enemy Act, 50 U.S.C. Appendix §5; and implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons (the “SDN List”); or any other applicable anti-terrorist law of the United States, including without limitation Executive Order No. 13224, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that no person and/or entity who is named on the SDN List has any direct interest in Landlord or Tenant with the result that this Lease would be prohibited by any applicable law of the United States. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that it is not in violation of any of the applicable provisions of the U.S. Federal Bank Secrecy Act, as amended by Title III of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), Public Law 107-56; any of the applicable provisions of the implementing regulations related thereto, including those promulgated by the U.S. Department of Treasury contained at 31 CFR Part 103; or any other applicable anti-money laundering laws of the United States. It is understood and agreed that the representations set forth herein are made as of the Date of this Lease.

29.42 Representation. Neither Tenant nor any of its “affiliates” (within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14, 49 Fed. Reg. 9494 (1984), as amended (“PTE 84-14”)) has the power to: (a) appoint or terminate Landlord as investment manager over assets of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) invested in, or sponsored by, Landlord; or (b) negotiate the terms of a management agreement (including renewals or modifications thereof) with Landlord on behalf of any such plan; Tenant is not “related” to Landlord (as determined under in Part V(h) of PTE 84-14); Tenant has negotiated and determined the terms of this Lease at arm’s length, as such terms would be negotiated and determined by Tenant with unrelated parties; and Tenant is not an “employee benefit plan” as defined in Section 3(3) of ERISA, a “plan” as defined in Section 4975(e)(1) of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plan.

ARTICLE 30

RIGHT OF FIRST OFFER

(a) Right of First Offer. Landlord hereby grants to Tenant an ongoing right of first offer during the initial Lease Term with respect to that space directly adjacent to the Premises commonly known as Suite 310 and consisting of approximately 3,436 RSF as outlined on Exhibit A-2 attached hereto and made a part hereof (“First Offer Space”); provided, (i) such first offer right of Tenant shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Offer Space (collectively, the “Superior Leases”), including any renewal or extension of such existing or future lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (A) the tenants of the Superior Leases and (B) any other tenant of the Project (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”), and (iii) such right of first offer shall not be triggered by the lease of space in the Project by Landlord to an existing tenant in the Project in connection with the relocation of such existing tenant’s premises in the Project. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 30(a). Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 30(a).

(i) Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed material economic terms and conditions applicable to Tenant’s lease of such space (collectively, the “Economic Terms”), including the proposed term of lease and the proposed rent payable for the First Offer Space. Notwithstanding the foregoing, Landlord’s obligation to deliver the First Offer

Notice shall not apply during the last nine (9) months of the initial Term unless Tenant has delivered an Exercise Notice pursuant to Section 2.3.3 above. Notwithstanding the foregoing, since the First Offer Space is currently vacant and available for Lease, until such time as the First Offer Space is first leased to a third party subsequent to the date of this Lease, in lieu of the foregoing, Landlord shall send Tenant a First Offer Notice if Landlord intends to negotiate to lease any portion of the First Offer Space to a third party.

(ii) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within five (5) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice to Landlord of Tenant’s exercise of its right of first offer with respect to the entire space described in the First Offer Notice and the Economic Terms shall be as set forth in the First Offer Notice. If Tenant does not unconditionally exercise its right of first offer within the five (5) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s right of first offer shall terminate as to the First Offer Space described in the First Offer Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(iii) Construction of First Offer Space. Tenant shall take the First Offer Space in its “as-is” condition, and Tenant shall be entitled to construct improvements in the First Offer Space in accordance with the provisions of Article 8 of this Lease.

(iv) Lease of First Offer Space. If Tenant timely and properly exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Section 30(a). Unless otherwise specified in Landlord’s Economic Terms, Tenant shall commence payment of rent for the First Offer Space and the Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant.

(v) No Defaults. The rights contained in this Section 30(a) shall be personal to the Original Tenant, and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Original Tenant occupies the entire Premises as of the date of the First Offer Notice. Tenant shall not have the right to lease First Offer Space as provided in this Section 30(a) if, as of the date of the First Offer Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease or Tenant has previously been in default under this Lease more than once.

(vi) Remedy. The sole remedy of Tenant for a breach by Landlord of its obligations under this Article 30 shall be an action against Landlord for direct damages (excluding consequential and punitive damages), and Tenant shall not have any right to a temporary restraining order, preliminary injunction, injunction, specific performance or other remedy, equitable or otherwise, aside from direct damages resulting from said breach by Landlord.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

BOARDWALK OFFICE ASSOCIATES, LLC, a Delaware limited liability company

By:	TC Boardwalk OM, LLC,
a Delaware limited liability company, its Operating Member

	By:	/s/ Tom Bak
Tom Bak
President & CEO

“TENANT”:

ROCKLEY PHOTONICS, INC., a Delaware corporation

By:	/s/ Mahesh Karanth
Name: Mahesh Karanth Its: Chief Financial Officer

By:
Name:
Its:

EXHIBIT A

OUTLINE OF PREMISES

EXHIBIT A

EXHIBIT A-1

PROJECT

EXHIBIT A-1

EXHIBIT A-2

DEPICTION OF FIRST OFFER SPACE

EXHIBIT A-2

EXHIBIT B

LANDLORD WORK PLANS

[Attached]

EXHIBIT B

J
H
G.4
G
7.7
11.9
P02
P03
FEC
P7
P6
F4
D3 C3 F2
13' - 3 3/8"
2' - 6"
F5
P1
C1
D4
9' - 0"
2' - 5"
D3 C3 F1 F3
P5
P2
D1 C2
D2
D3
F1
R1
F3
P3
P4

DEMOLITION
D1 REMOVE EXISTING DOOR AND FRAME
D2 REMOVE EXISTING WALLS AS INDICATED AND ALL POWER/ DATA, SWITCHES AND TSTATS TO BE RELOCATED AS APPLICABLE PER ENGINEERS DRAWINGS, PORTION OF WALL BETWEEN GLASS PANEL FRONT TO REMAIN, PROVIDE FINISH FACE OF WALL ON INTERIOR SIDE WEHRE DEMO OCCURED, REMOVE EXISTING CEILING AND RETAIN TILES AND FIXTURES FOR REINSTALLATION
D3 REMOVE EXISTING CARPET AND PREP FLOOR TO RECEIVE NEW FLOOR FINISH AS SPECIFIED, EXISTING WALL BASE TO REMAIN
D4 SHIFT EXISTING OUTLET AS NEED FOR CONSTRUCTION OF NEW WALL

CONSTRUCTION
C1 NEW FURRING PARTITION TO ALLOW FOR NEW PLUMBING, REFER TO ENGINEERS DRAWINGS
C2 INFILL DOOR OPENING WITH NEW GLASS PANEL TO MATCH EXISTING ADJACENT
C3 NEW UPPER AND LOWER CABINETS WITH SINK. CABINETS TO BE WHITE LAMINATE FINISH AND COUNTER TO BE WHITE QUARTZ FINISH TO MATCH BASE BUILDING STANDARD. COUNTER LENGTH AS INDICATED, HEIGHT TO BE 34" WITH ADA ACCESSIBLE PORTION AT SINK. SINK AND FAUCET TO MATCH BASE BUILDING STANDARD. PROVIDE SEPARATE PRICE FOR TILE BACKSPLASH. PROVIDE BLOCKING IN WALL AS REQUIRED.

POWER AND COMMUNICATIONS
REFER TO PLAN FOR NEW POWER AND DATA LOCATIONS AS NOTED
P1 PROVIDE NEW FLUSH FLOOR BOX WITH POWER/ DATA/ AV AND CONDUIT TO EXISTING TV LOCATION, EXACT LOCATION TO BE PROVIDED BY TENANT
P2 PROVIDE FLUSH FLOOR BOX FOR CONNECTION TO WORKSTATIONS WITH ONE DUPLEX AND ONE DATA DROP PER DESK, EXACT LOCATION TO BE PROVIDED BY TENANT
P3 OUTLET TO BE ON DEDICATION CIRCUIT
P4 PROVIDE NEW POWER POLE, FINISH TO MATCH EXTERIOR MULLIONS, EACH POLE TO HAVE 4 DATA DROPS, 2 CIRCUITS WITH 2 DUPLEX OUTLETS PER CIRCUIT (TOTAL OF 4 DUPLEX OUTLETS)
P5 PROVIDE 1 CIRCUIT FOR 2 DUPLEX OUTLETS
P6 PROVIDE 1 DEDICATED 20 AMP CIRCUIT
P7 EXTEND THE EXISTING CONDUIT THAT GOES BACK TO THE BASE BUILDING RISER ROOM TO NEW IT RACK LOCATION

REFLECTED CEILING PLAN
R1 INSTALL NEW TBAR GRID TO SUIT ROOM AND INSTALL EXISTING TILES AND EXISTING LIGHTING PER ENGINEERS DRAWINGS

FINISH PLAN
F1 SUPPLY AND INSTALL NEW SD FLOORING WITH COPPER GROUNDING WIRE, SPEC TBD, WITH NEW TRANSTION STRIP BETWEEN EXISTING ADJACENT FLOOR FINISH AND NEW FLOOR FINISH
F2 SUPPLY AND INSTALL VCT FLOORING, SPEC TBD, WITH NEW TRANSITION STRIP BETWEEN EXISTING FLOOR FINISH AND NEW FLOOR FINISH
F3 ALL NEW WALLS AND AFFECTED SURFACES TO BE PAINTED WHITE TO MATCH EXISTING, AND PROVIDE NEW WALL BASE TO MATCH EXISTING
F4 SUPPLY AND INSTALL NEW FULL HEIGHT FROSTED GLAZING FILM
F5 SUPPLY AND INSTALL NEW 4' BAND OF FROSTED GLAZING FILM FROM 2'-6" TO 6'-6"

ROCKLEY - SUITE 300

18575 JAMBOREE ROAD
IRVINE, CA 92612 | 01

Gensler

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:

Office Lease dated ___________, 20__ (the “Lease”), by and between __________________, a _______________________ (“Landlord”), and _____________________, a ________________________ (“Tenant”), for approximately _______________ rentable square feet of space commonly known as Suite _______ (the “Premises”), located on the ________ (____) floor of that certain office building located at ________________________,______________, ___________________ (the “Building”).

Dear __________________:

Notwithstanding any provision to the contrary contained in the Lease, this letter is to confirm and agree upon the following:

1.	Tenant has accepted the above-referenced Premises as being delivered in accordance with the Lease and there is no deficiency in construction.

2.	The Lease Term shall commence on or has commenced on _____________for a term of ending on ________________.

3.	Rent commenced to accrue on __________________, in the amount of _______________________.

4.

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Your rent checks should be made payable to _________________________ at _________________________.

6.	The rentable and usable square feet of the Premises are __________ and ______________, respectively.

7.	Tenant’s Share of Direct Expenses with respect to the Premises is _________% of the Project.

8.

Capitalized terms used herein that are defined in the Lease shall have the same meaning when used herein. Tenant confirms that the Lease has not been modified or altered except as set forth herein, and the Lease is in full force and effect. Landlord and Tenant acknowledge and agree that to each party’s actual knowledge, neither party is in default or violation of any covenant, provision, obligation, agreement or condition in the Lease.

EXHIBIT C

If the provisions of this letter correctly set forth our understanding, please so acknowledge by signing at the place provided below on the enclosed copy of this letter and returning the same to Landlord.

“Landlord”:

,

a

By:
Its:

By:
Its:

Agreed to and Accepted
As of __________, 20__.

“Tenant”:

,

a

By:
Its:

By:
Its:

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

1. Landlord may from time to time in its reasonable judgment adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using, or entering the same, or any equipment, furnishings, or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.

2. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve, or distribute foods or beverages in the Building, or use the Common Areas for any such purpose. Except with Landlord’s prior written consent and in accordance with arrangements approved by Landlord, Tenant shall not permit on the Premises the use of equipment for dispensing food ox beverages or for the preparation, solicitation of orders for, sale, serving, or distribution of food or beverages. Notwithstanding anything to the contrary in this paragraph, Tenant shall be entitled to provide kitchen facilities and vending machines and other types of incidental and non-commercial distribution of food.

3. Tenant shall not install or operate any machinery or apparatus other than usual small business machines (including, without limitation, standard computers, servers, printers, fax machines, cabling and equipment associated therewith, and kitchen appliances) without specific written approval of Landlord.

4. No additional locks or similar devices shall be placed upon doors of the Premises and no locks shall be changed except with written consent of Landlord. Upon termination of Lease, Tenant shall surrender to Landlord all keys to the Premises. Such consent of Landlord shall not be unreasonably withheld.

5. Tenant and Tenant parties may only install, remove or otherwise transport safes, freight, furniture, packages, boxes, crates and other similar large items during such hours, in such elevators, by such personnel and in such manner as Landlord may require from time to time. Before moving large quantities of any such large items into or out of the building, Tenants shall notify Landlord and shall comply with landlord’s requirements concerning the time and manner in which such move shall be performed. All costs incurred by Landlord in connection with any such moves, including a reasonable charge for overhead and profit, shall be paid by Tenant to Landlord on demand therefore Landlord shall not be responsible for any loss or damage to any such items from any cause, and all damage done to the Building by moving or maintaining any such large items shall be repaired at the expense of the tenant.

6. Provided Landlord is required to furnish janitorial services no person shall be employed by Tenant to do janitorial work in the Premises, and no persons other than the janitors for the Building shall clean the Premises, unless Landlord shall first give its written consent. Any person employed by Tenant with Landlord’s consent to do janitorial work shall, while in the Premises and Building, be subject to and under the control and direction of Landlord, but shall not be considered the agent or servant of Landlord.

7. Window coverings other than building standard, either inside or outside the windows, may not be installed without Landlord’s prior written consent and must be furnished, installed and maintained at the expense of Tenant and at Tenant’s risk, and must be of such shape, color, material, quality and design as may be prescribed by Landlord.

EXHIBIT D

8. If Tenant desires additional telegraphic or telephonic connections, or the installation of any other electrical wiring, Landlord will, upon receiving a written request from Tenant and at Tenant’s expense, direct the electricians as to where and how the wires are to be introduced and run, and without such direction no boring, cutting or installation of wires will be permitted.

9. The sidewalks, entrances, passages, courts, corridors, vestibules, halls, stairways and elevators in or about the Premises and Building shall not be obstructed or used for storage or for any purpose other than ingress and egress by Tenant.

10. Tenant shall not create or maintain a nuisance in the Premises nor make or permit any noise or odor or use or operate any electrical or electronic devices that emit loud sounds, air waves (excluding WiFi or similar signals), or odors, that are objectionable to other tenants of this Building or any adjoining building or premises; nor shall the Premises be used for lodging or sleeping nor any immoral or illegal purpose that will violate any law, damage the Premises, or injure the reputation of the Building or Property.

11. Landlord reserves the right at all times to exclude newsboys, loiterers, vendors, solicitors and peddlers from the Building and Property as deemed necessary and to require registration, satisfactory identification and credentials from all persons seeking access to any part of the Building or Property. Landlord shall exercise its best judgment in executing such control but shall not be held liable for granting or refusing such access.

12. Except for licensed service animals (where access of the same is required by applicable Legal Requirements), no animals, skateboards or other vehicles shall be brought or permitted to be in the Premises or Building (except for bicycles, which may be transported to, via the freight elevator, and kept in, the Premises) or, with respect to animals, the Project. Landlord may charge Tenant, as Additional Rent, and Tenant agrees to pay (but only to the extent such charge is then-applicable to all tenants in the Buildings), Two Hundred Fifty and No/Dollars ($250.00) per day that any dog or other animal (excepting with respect to any properly licensed or registered service dogs or other animal which, if prohibited access to the Premises, would be a violation of applicable Legal Requirements) is brought to the Project by Tenant or any Tenant Party, in Landlord’s reasonable determination, which amount shall be payable to Landlord within thirty (30) days following written demand.

13. Tenant shall not make any room-to-room canvass to solicit business from other Tenants of the Building or Property.

14. Tenant shall cooperate fully with Landlord to assure the most effective and efficient operation of the Building and the use of utilities. Tenant shall not adjust any common controls. Tenant shall not tie, wedge, or otherwise fasten open any water faucet or outlet. Tenant shall keep all common corridor doors closed. Tenant shall not permit space heaters or other energy- intensive equipment unnecessary to conduct tenant’s business without written approval by Landlord. Any space conditioning equipment that is placed in the Premises for the purpose of increasing comfort to tenants shall be operated on sensors or timers that limit operation of equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel.

EXHIBIT D

15. Except to the extent Landlord otherwise provides security for the Building, Tenant assumes full responsibility for protecting the Premises from theft, robbery, pilferage and other crimes. Except during Tenant’s normal business hours, Tenant shall not prop open any common doors to the Building, and shall be liable for any loss caused by negligence thereto.

16. Tenant shall not overload any floor and shall not install any heavy objects, safes, business machines, files or other equipment without having received Landlord’s prior written consent as to size, maximum weight, routing and location thereof. Safes, furniture, equipment, machines and other large or bulky, articles shall be brought through the Building and into and out of the Premises at such times and in such manner as Landlord shall direct and at Tenant’s sole risk and responsibility.

17. Tenant shall not use more electrical current from individual or collective circuits as is designated by the amperage rating of said circuits at the circuit breaker panels for Tenant’s suite. Should Tenant exceed the safe capacity as designed and as stated on the circuit breakers for said circuits then Tenant shall bear the entire expense of modifications to adjust or increase the amperage for Tenant’s safe and proper electrical consumption. Landlord’s consent to such modifications to the electrical system shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18. Tenant, its employees, its invitees and guests shall not smoke in the Premises, Building or any indoor common areas. Smoking is allowed in designated smoking areas only.

19. Tenant shall be responsible for any damage including stoppage caused by failure to use the apparatus as instructed or for the purpose constructed done to any common area including but not limited to restrooms, elevators, stairways, hallways, lobby, sidewalks, parking lots, landscape areas caused by Tenant, its licensees, guests, agents, contractors or invitees negligence or misuse.

20. Tenant acknowledges that it is Landlord’s intention that the Property be operated in a manner which is consistent with LEED-EB: O&M sustainability practices. Tenant is required to comply with these practices within its Premises.

21. Landlord reserves the right to establish reasonable rules and regulations which shall govern the access, activity, conduct and set specific rules and regulations with respect to contractors, subcontractors, agents or consultant which perform activities in the Building, Premises and or Property.

22. Landlord reserves the right to make such further reasonable rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Premises and the preservation of good order therein. Any additional rules and regulations promulgated by Landlord shall be binding upon the parties hereto with the same force and effect as if they had been inserted herein at the time of execution hereof, provided such additional rules and regulations do not materially increase any economic burden of Tenant under

EXHIBIT D

the Lease nor materially alter any non-monetary obligation of Tenant. Tenant shall be responsible for the observance of all of the foregoing rules and regulations by Tenant’s employees, agents, clients, customers, invitees and guests. Landlord shall not be responsible for any violation of the foregoing rules and regulations by other tenants of the Building, but Landlord shall use commercially reasonable efforts to uniformly enforce the rules and Landlord shall not discriminatorily enforce the rules against Tenant.

23. Tenant shall not conduct or permit any auctions or sales at the Premises or Property.

24. No Tenant or Tenant Party shall bring or keep or permit to be brought of kept, any foul, noxious, flammable, combustible, explosive or otherwise hazardous substance of any kind in, on or about such Tenant’s premises or any other portion of the Building, to Common Areas or the Access Areas.

25. Fire exits and stairways are for emergency use only, and no Tenant or Tenant Party shall use or permit the use of such areas for any other purpose.

26. No tenant or Tenant Party shall use or permit the use of (and upon notice from Landlord shall cease using) contractors, service providers, workmen, labor materials or equipment that, in Landlords reasonable judgement, would disturb labor harmony with the workforce or trades engaged in performing work, labor or services in or about the Building. Tenants shall obtain ice drinking water, food beverage, linen, barbering, shoe polishing, plant care or other similar services only from vendors who have registered with the Building office and who have been approved by landlord for provision of such services in the Building. Each Tenant shall cause all vendors providing any service to such Tenant or its premises to deliver to Landlord, or its representative, evidence of insurance in an amount reasonably acceptable to Landlord.

27. In the event Tenant cancels a reservation to use a shared facility within the Project, Tenant shall pay Landlord’s then reasonable and non-discriminatory prevailing cancellation fee respecting any reservation which is not cancelled at least forty-eight (48) hours prior to the time the applicable shared facility has been reserved for use. In addition, Tenant shall also be responsible to pay Landlord’s then prevailing cleaning fee in connection with the cleaning and trash removal following Tenant’s use of any shared facility.

28. In these Rules and Regulations, “Tenant” includes the employees, agents, invitees, and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

29. In the case of any conflict between the provisions of the Lease and these Rules and Regulations, the provisions of the Lease shall control.

EXHIBIT D

EXHIBIT E

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of __________, 20__ by and between __________________ as Landlord, and the undersigned as Tenant, for Premises on the _________ floor(s) of the office building located at ______________, ________________, California _____________, certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on ___________, and the Lease Term expires on __________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on _________________.

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________. The current monthly installment of Base Rent is $_____________________.

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

EXHIBIT E

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14. To the undersigned’s knowledge, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises is a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ______ day of ______________, 20__.

“Tenant”:

,

a

By:
Its:

By:
Its:

EXHIBIT E

EXHIBIT F

LIST OF EXCLUSIVES

1. 18691 JAMBOREE ROAD TENANT LLC (Current Trade Name: WeWork), and its successors and assigns: Landlord shall not lease or consent to a sublease or assignment of a lease that specifically permits the use of space as a Restricted Business or permit any Competitor to install signage, branding, advertising or other similar matters identifying, or otherwise related to, such Competitor on the interior or exterior of the Buildings. “Competitor” means any person, entity, business or enterprise that primarily engages in the Restricted Business. “Restricted Business” means the operation and/or managing of an executive/shared office suites or “flexible workplace center”. For purposes hereof, the term “flexible workplace center” means, among other things, the operation of a business whose primary purposes shall be providing office suites and shared office workplaces and which may offer certain office services incidental to the primary office uses.

2. CAPTIVATE HOSPITALITY GROUP, LLC (Current Trade Name: Solstice), and its successors and assigns: Landlord agrees not to enter into any lease for space at the Project with any tenant who operates a full service sit-down restaurant.

EXHIBIT F

EXHIBIT G

ENVIRONMENTAL DISCLOSURE

Prior to its redevelopment as the Boardwalk, the property was operated by Xerox Corporation as a copier equipment refurbishing facility under lease from the prior property owner. Xerox’s historic operations resulted in releases of industrial solvents to the subsurface, with initial investigation of the releases commencing in 1985. Site soils, soil vapor and groundwater were determined to be impacted by solvents. Xerox Corporation is the identified “Responsible Party” (RP) for the impacts, and under the oversight of the California Department of Toxic Substances Control (DTSC) Xerox completed a Resource Conservation and Recovery Act (RCRA) Facility Assessment (RFA), a RCRA Facility Investigation (RFI) report, and a Baseline Health Risk Assessment (BRA). These documents were all approved by DTSC by 2008, and Xerox entered into a Corrective Action Consent Agreement (CACA) with DTSC in 2008 for remediation of the property.

Remedial actions commenced in 1985 prior to the formal CACA being signed, and have consisted of numerous rounds of contaminated soil removal as well the installation and operation of a soil vapor extraction (SVE) system and groundwater treatment system. Additionally, a network of groundwater monitoring wells was established both on- and off-site, and groundwater monitoring by Xerox is ongoing. At the present time all soil and soil vapor remediation has been completed and monitored natural attenuation is the selected groundwater remedial alternative, which is ongoing.

Just prior to the commencement of the property’s redevelopment, and following multiple rounds of confirmation sampling of both soil and soil vapor to verify that remediation objectives had been achieved, an updated Human Health Risk Assessment (HHRA) confirmed the success of the remediation, and concluded that no exposure to a future commercial occupant or construction worker at the site exists. The results of the soil vapor sampling and updated HHRA were reported to DTSC in December of 2015 in an “Addendum to the Corrective Action Measures Completion Report.” DTSC subsequently issued a “ready for development” letter to the City of Irvine attesting to the property’s fitness for re-use in January of 2016. An access agreement is in place governing the process and conditions for Xerox’s continuing site access to perform its ongoing groundwater monitoring obligations, which currently consist of semi-annual groundwater monitoring well sampling. Groundwater monitoring is expected to continue for several years until such time as the groundwater conditions have decreased to the satisfaction of DTSC, at which time the cleanup requirements of Xerox will have been met and a land use covenant (LUC) will be placed on the property and a no further action letter issued. Additional detailed information and reports can be accessed in publicly available files maintained at DTSC’s Cypress, California office.

EXHIBIT G

EXHIBIT H

CONTRACTOR AND SUBCONTRACTOR INSURANCE LIMIT REQUIREMENTS

Division	Trade Description	Trade Number for Limits Required (See Attached)
Sitework	Earthwork Excavation Grading Paving Piling/Caisson Retention	3 5 2 2 3 4
Concrete	Formwork Precasts Structural	5 5 5
Masonry	Masonry	2
Metal And Structural	Metal Deck Misc. Metals Structural Steel	4 2 5
Carpentry	Millwork Rough Carpentry Wood Doors	2 2 2
Moisture Protection	Caulking Damp proofing Roofing/Sheet Metal Waterproofing	3 3 5 3
Doors, Windows and Glass	Curtainwall Glass, Glazing & Aluminum Hardware Hollow Metal Work	5 3 1 1
Finishes	Acoustic Ceramic & Quarry Covering Lathe, Plaster & Drywall Resilient Floor Paint & Vinyl Wall	2 2 2 2 2 2
Specialties	Access Flooring Partitions Toilet Accessories	1 1 1
Equipment	Crane Operations	4
Furnishings	Suppliers	1
Special Construction	Asbestos Abatement Blasting	5 5
Conveying Systems	Elevators Escalators Conveyers Dumbwaiters	5 5 3 3
Mechanical	Fire Protection System Plumbing	4 4
HVAC		5
Electrical	Electrical	5
Demolition	More than three (3) stories Three (3) stories or less	10 5

EXHIBIT H

Division	Trade Description	Trade Number for Limits Required (See Attached)
General Contractor	Major Project	50
General Contractor	Performing the following work: (i) New construction under four (4) stories and less than 150,000 square feet; (ii) Construction Contract up to $15,000,000; or (iii) Renovation less than 15% of Building.	10

Any unusual or specialized renovation or repair work undertaken by the General Contractor under the construction contract may require other limits of liability than those listed above. Landlord will make any determination of revised liability limits in consultation with its risk management staff.

The following are the limits of liability required depending on the trade number of the Contractor:

Trade Number	Limits of Liability
1.	$1,000,000 Each Occurrence
$1,000,000 General Aggregate
$1,000,000 Products & Completed Operations Aggregate

2.	$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate

3.	$2,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$1,000,000 Umbrella Each Occurrence/Aggregate

OR

$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$2,000,000 Umbrella Each Occurrence/Aggregate

4.	$2,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$2,000,000 Umbrella Each Occurrence/Aggregate

EXHIBIT H

OR

$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$3,000,000 Umbrella Each Occurrence/Aggregate

5.	$2,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$3,000,000 Umbrella Each Occurrence/Aggregate

OR

$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$4,000,000 Umbrella Each Occurrence/Aggregate

10.	$2,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$8,000,000 Umbrella Each Occurrence/Aggregate

OR

$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$9,000,000 Umbrella Each Occurrence/Aggregate

50.	$ 2,000,000 Each Occurrence
$ 2,000,000 General Aggregate
$ 2,000,000 Products & Completed Operations Aggregate
$49,000,000 Umbrella Each Occurrence/Aggregate

OR

$ 1,000,000 Each Occurrence
$ 2,000,000 General Aggregate
$ 2,000,000 Products & Completed Operations Aggregate
$50,000,000 Umbrella Each Occurrence/Aggregate

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT H

EXHIBIT I

SERVICE CONTRACTOR INSURANCE LIMIT REQUIREMENTS

Type of Service	Number for Limits Required
Garbage Removal and Disposal including dumpster maintained on premises.	2

Telephone and T.V. Equipment and Master Wiring and Antennas Service	10 (exterior) 5 (interior)

Snow Removal Service	2

Sprinkler System Service and Repair	3

Alarm Systems Service and Repair	3

Signage and Light Post Maintenance	2

Landscaping and Lawn Maintenance	1

Electrical Maintenance	1

Parking Surface Maintenance and Striping	1

Asbestos Abatement and Hazardous Material Removal	5

Overhead and Revolving Door Services	2

Interior & Exterior Cleaning and Janitorial	2

Fire Extinguishing in Restaurants	2

Elevator/Escalator Service & Maintenance	5

Window Washing and Swing Station Equipment Services	3

Security & Guard Services	2

Special Events and Exhibition	Call Landlord’s Risk Management Department

Heating, Ventilation and Air Conditioning Service	2

Plumbing Service	2

Metal Cleaners and Refinishers	3

Roofers	10

Office Equipment Service	1

EXHIBIT I

The following are the limits of liability required depending on the trade number of the Contractor:

Trade Number	Limits of Liability
1.	$1,000,000 Each Occurrence
$1,000,000 General Aggregate

2.	$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate

3.	$2,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$1,000,000 Umbrella Each Occurrence/Aggregate

OR

$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$2,000,000 Umbrella Each Occurrence/Aggregate

4.	$2,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$2,000,000 Umbrella Each Occurrence/Aggregate

OR

$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$3,000,000 Umbrella Each Occurrence/Aggregate

5.	$2,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$3,000,000 Umbrella Each Occurrence/Aggregate

EXHIBIT I

OR

$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$4,000,000 Umbrella Each Occurrence/Aggregate

10.	$2,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$8,000,000 Umbrella Each Occurrence/Aggregate

OR

$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products & Completed Operations Aggregate
$9,000,000 Umbrella Each Occurrence/Aggregate

EXHIBIT I

(i)

INDEX

Page(s)

Accountant	24
Additional Rent	14
Alterations	30
Applicable Laws	54
Audit Period	23
Award	11
Bank Prime Loan	54
Base Building	31
Base Rent	12
Base Rent Abatement	13
Base Rent Abatement Period	13
Base Year	14
BS/BS Exception	29
Building	1
Building Hours	25
Building Structure	29
Building Systems	29
Buildings	1
Business Day	10
Casualty	37
CC&Rs	25
Clinical Trial Use	2
Code	13
Common Areas	5
Comparable Area	10
Comparable Deals	9
Comparable Projects	10
Comparable Term	9
Control	45
Cost Pools	21
Damage Termination Date	38
Damage Termination Notice	38
Direct Expenses	14
Drawing Change Notice	6
Economic Terms	70
Environmental Laws	64
ERISA	69
Estimate	22
Estimate Statement	22
Estimated Excess	22
Excess	21
Exercise Notice	10
Expense Year	14

(ii)

First Offer Notice	70
First Offer Space	69
Hazardous Material(s)	64
HIPAA	28
Holidays	25
HVAC	25
Identification Requirements	63
Interest Rate	54
Landlord	1
Landlord Parties	33
Landlord Repair Notice	37
Landlord Response Notice	10
Landlord Work	6
Landlord’s Maximum Contribution	7
Landlord’s Option Rent Calculation	10
Lease	1
Lease Commencement Date	8
Lease Expiration Date	8
Lease Month	8
Lease Term	8
Lease Year	8
LEED	15
Lines	63
Market Rent	9
Minimum Option Rent	9
Net Worth	45
Neutral Arbitrator	11
North Building	1
OFAC	68
Operating Expenses	14
Option Rent	9
Option Term	9
Original Improvements	35
Original Tenant	9
Other Improvements	66
Outside Agreement Date	10
Outside Date	8
Patriot Act	69
Penetrating Work	68
Permitted Chemicals	65
Permitted Transferee	45
Permitted Transferee Assignee	45
Permitted Use	2
PHI	28
Premises	5
Privacy Standards	28

(iii)

Project	5
Project Association	6
Proposition 13	19
PTE 84-14	69
Ready for Occupancy	6
Regulations	13
Renovations	62
rent	50
Rent	14
Reserved Passes	3
RSF	1
Rules and Regulations	24
SDN List	68
Security Deposit	52
Sensor Areas	66
South Building	1
Statement	21
Subject Space	41
Substantial Completion	6
Summary	1
Superior Leases	69
Superior Rights	69
Tax Expenses	19
Tenant	1
Tenant Change	6
Tenant Delay	7
Tenant Energy Use Disclosure	67
Tenant Parties	33
Tenant’s Option Rent Calculation	10
Tenant’s Parking Passes	56
Tenant’s Share	20
Third Party Contractor	37
Third Party Sustainability Standards	16
Transfer	44
Transfer Notice	41
Transfer Premium	43
Transferee	41
Transfers	41
Water Sensors	66

(iv)